Exhibit 99.1

MobileIron Appoints Ken Klein to Its Board of Directors

MOUNTAIN VIEW, Calif., February 26, 2016 - MobileIron Inc. (NASDAQ: MOBL), the leader in mobile enterprise security, today announced that Ken Klein has joined MobileIron’s Board of Directors, effective February 24.

“Ken has great experience building and running companies at scale, and I’m delighted to welcome him to the MobileIron Board,” said Barry Mainz, CEO, MobileIron. “At Mercury Interactive, Wind River, and Tintri, Ken was instrumental in building companies that pioneered new categories.  We are in the early days of a new market and we have a huge opportunity in front of us. Ken’s leadership and experience will be invaluable.”

Since October 2013, Mr. Klein has served as Chairman of the Board and Chief Executive Officer of Tintri, a virtualization-aware storage company.  Previously, he was with Wind River, an embedded software company, where he served as a director from July 2003 and as Chairman of the Board, President and Chief Executive Officer from January 2004 until Wind River’s $1 billion acquisition by Intel in June 2009.  Mr. Klein continued as President of Wind River after it became an Intel subsidiary until October 2013.   Prior to joining Wind River, Mr. Klein was with Mercury Interactive Corporation, a software company focused on business technology optimization, where he served as Chief Operating Officer from January 2000 until December 2003. He also served as a director of Mercury Interactive from July 2000 until December 2003 and held management positions there from 1992 through 1999, including President of North American Operations and Vice President of North American Sales. Mr. Klein holds a B.S. in electrical engineering and biomedical engineering from the University of Southern California.  He is a USC Distinguished Alumnus, member of the USC Viterbi School of Engineering Board of Councilors, founder of USC's Klein Institute for Undergraduate Engineering Life (KIUEL), and a USC Trustee.

About MobileIron

MobileIron provides the secure foundation for companies around the world to transform into Mobile First organizations. For more information, please visit www.mobileiron.com.

Investor Contact:

Samuel Wilson

MobileIron

ir@mobileiron.com

650-282-7555

Media Contact:

Clarissa Horowitz

MobileIron

clarissa@mobileiron.com

415-608-6825